                         CONTRIBUTION AND SEPARATION AGREEMENT

         CONTRIBUTION AND SEPARATION AGREEMENT (this "Agreement") is executed this 30th day of August 1999 and effective as of April 1, 1999 (the "Effective Date"), by and between HYPERFEED TECHNOLOGIES, INC., a Delaware corporation ("HyperFeed"), and PCQUOTE.COM, INC., a Delaware corporation (the "Company").

                                 R E C I T A L S

         WHEREAS, prior to the execution and delivery of this Agreement, HyperFeed formed the Company as a wholly-owned subsidiary of HyperFeed;

         WHEREAS, simultaneously herewith, HyperFeed and the Company are entering into the Maintenance Agreement, in the form attached as EXHIBIT A hereto (the "Maintenance Agreement"), the DataFeed License Agreement, in the form attached as EXHIBIT B hereto (the "DataFeed License Agreement"), the Services Agreement in the form attached as EXHIBIT C hereto (the "Services Agreement"), the Noncompetition Agreement in the form attached as EXHIBIT D hereto (the "Noncompetition Agreement"), the Registration Rights Agreement, in the form attached as EXHIBIT E hereto (the "Registration Rights Agreement"), the Tax Indemnification and Allocation Agreement, in the form attached as EXHIBIT F hereto (the "Tax Indemnification and Allocation Agreement") and the Sublease, in the form attached as EXHIBIT G hereto; and

         WHEREAS, HyperFeed desires to contribute certain assets to the Company as an additional capital contribution to the Company, and the Company desires to assume certain of the liabilities of HyperFeed.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

                                   ARTICLE I

                            CONTRIBUTION TRANSACTION

         SECTION 1.01. HYPERFEED CONTRIBUTION. On the terms and subject to the conditions of this Agreement, HyperFeed hereby sells, assigns, transfers, conveys and delivers to the Company as an additional capital contribution to the Company, and the Company hereby acquires from HyperFeed, effective as of the Effective Date, all the right, title and interest of HyperFeed in, to and under the HyperFeed Contributed Assets (as defined below); and HyperFeed hereby grants to the Company as an additional capital contribution to the Company a perpetual, worldwide, non-exclusive right and license to use, execute, reproduce, distribute, perform, display, modify, enhance, create derivative works, and market without payment to any other person all of the HyperFeed Licensed Assets (as defined below) and related documentation. The contribution and acquisition of the HyperFeed Assets (as defined below) and the assumption of the Assumed HyperFeed Liabilities (as set forth in Section 1.02 below) is collectively referred to in this Agreement as the "Contribution Transaction."

         The term "Business" means the businesses conducted by HyperFeed and related to (i) the Internet websites owned by HyperFeed and known as www.pcquote.com and marketsmart-real.pcquote.com, (ii) the Internet enabled desktop applications owned or licensed by HyperFeed, and (iii) third-party site development enabling end-users to receive data via the Internet. The term "HyperFeed Contributed Assets" means the business, properties, assets, goodwill and rights of HyperFeed, of whatever kind and nature, real or personal, tangible or intangible, related to the Business that are owned, leased or licensed by HyperFeed and are set forth on the attached Schedule 1.01(a). "The term HyperFeed Licensed Assets" means business, properties, assets, goodwill and rights of HyperFeed, of whatever kind and nature, real or personal, tangible or intangible, related to the Business that are owned, leased or licensed by HyperFeed and are set forth on the attached Schedules 1.01(b). The term "HyperFeed Assets" means, collectively, the HyperFeed Contributed Assets and the HyperFeed Licensed Assets".

         SECTION 1.02.  ASSUMPTION OF CERTAIN LIABILITIES.

                  (a) On the terms and subject to the conditions of this Agreement, the Company hereby assumes, effective as of the Effective Date, and from and after the Effective Date the Company agrees to pay, perform and discharge when due, any liability, obligation or commitment of HyperFeed under the following (collectively, the "Assumed HyperFeed Liabilities"), other than any Excluded HyperFeed Liabilities:

                           (i) all of the Current Liabilities as set forth on the First Quarter Balance Sheet (as defined below) as of March 31, 1999, including without limitation, (A) all accounts payable, notes payable (and any security therefor) and all other payables of any kind related to the Business; and (B) all obligations arising under the contracts, leases, licenses, indentures, agreements, commitments and other legally binding arrangements, whether oral or written ("Contracts"), relating to the Business and specifically listed on Exhibit B to Schedule 1.01(a) attached hereto (the "HyperFeed Contracts");

                           (ii) any other liabilities of HyperFeed, not to exceed $500,000.00, whether known or unknown, relating to the Business and not set forth as Current Liabilities on the First Quarter Balance Sheet as of March 31, 1999;

                           (iii) $500,000 representing one-half of the $1,000,000 owed by HyperFeed to Townsend Analytics, Ltd. ("Townsend") pursuant to Section 1 of the Termination Agreement dated May 28, 1999 by and between HyperFeed and Townsend; and

                           (iv) an amount not to exceed $2,000,000, representing the difference between (A) the $5,000,000 minimum aggregate license fee payment HyperFeed is required to pay to Townsend under its new agreement by and between HyperFeed and Townsend; and (B) the amount of license fees actually paid by HyperFeed to Townsend during the period commencing April 1, 1999 and ending December 4, 2000.

                  (b) Notwithstanding Section 1.02(a), or any other provision of this Agreement or any of the other agreements and instruments executed and delivered in connection herewith and the transactions contemplated hereby, including, but not limited to, the Maintenance Agreement, the DataFeed License Agreement, the Services Agreement, the Noncompetition Agreement, the Registration Rights Agreement, the Tax Indemnification and Allocation Agreement and the Sublease (the "Ancillary Agreements"), and regardless of any disclosure to HyperFeed or the Company, the Company shall not assume any Excluded HyperFeed Liability, each of which shall be retained and paid, performed and discharged when due by HyperFeed. The term "Excluded HyperFeed Liability" means:

                           (i) any liability, obligation or commitment of HyperFeed not specifically assumed pursuant to Section 1.02(a);

                           (ii) any liability, obligation or commitment of HyperFeed, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising out of the operation or conduct by HyperFeed or any of its affiliates of any business other than the Business;

                           (iii) any liability, obligation or commitment of HyperFeed arising out of (A) any suit, action or proceeding ("Proceeding") pending or, to the knowledge of HyperFeed, threatened as of the Effective Date or (B) any actual or alleged violation by HyperFeed or any of its affiliates of any Applicable Law (as defined in Section 3.03) prior to April 1, 1999, including without limitation, any liability, obligation or commitment of HyperFeed arising out of that certain legal proceeding known as GRAHAM R. CLARK V. P.C. QUOTE INCORPORATED (HYPERFEED) 1999 C 559 High Court of Justice, Queens Bench Division, London (and related proceedings) , filed May 10, 1999;

                           (iv) any liability, obligation or commitment for Taxes (as defined in Section 3.12), whether or not accrued, assescurrently due and payable);

                           (v) except as provided in Section 4.02(b), any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Contribution Transaction and the other transactions contemplated hereby and thereby ("Transfer Taxes");

                           (vi) any liability, obligation or commitment of HyperFeed arising under any HyperFeed Benefit Plan (as defined in Section 3.14(a)) except with respect to any liability arising with respect to any Company employee to the extent any such Company employee participates in such HyperFeed Benefit Plan after March 31, 1999;

                           (vii) Any liability, obligation or commitment of HyperFeed that relates to, or that arises out of, products or services shipped or sold by or on behalf of HyperFeed on or prior to the Effective Date (including claims of negligence, personal injury, product damage, product liability, product warranties, promotional obligations, strict liability, product recall or any other claims (including workers' compensation, employer's liability or otherwise)), whether such liability, obligation or commitment relates to or arises out of accidents, injuries or losses occurring on or prior to or after the Effective Date;

                           (viii) any liability, obligation or commitment of HyperFeed that relates to, or that arises out of, the employment or the termination of the employment with HyperFeed of any employee or former employee of the Business (including as a result of the transactions contemplated by this Agreement); and

                           (ix) any liability, obligation or commitment of HyperFeed to any of its respective affiliates.

                  (c) The Company shall acquire HyperFeed Assets free and clear of all liabilities, obligations and commitments of HyperFeed, other than the Assumed HyperFeed Liabilities, and free and clear of all Liens (as defined in Section 3.05), other than Permitted Liens (as defined in Section 3.05).

         SECTION 1.03.  CONSENTS OF THIRD PARTIES.

                  (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of HyperFeed or, upon transfer, the Company under such asset. If any transfer or assignment by HyperFeed to, or any assumption by the Company of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any HyperFeed Contract may not be assigned to the Company by reason of the absence of any such consent, the Company shall not be required to assume any Assumed HyperFeed Liabilities and if not assigned shall not be entitled to receive benefits arising under such HyperFeed Contract.

                  (b) In connection with those consents that have not been obtained as of the date hereof, HyperFeed and the Company hereby agree that, until any such required consent is obtained, HyperFeed, or one or more of its subsidiaries, as appropriate, shall, with the reasonable and necessary cooperation of the Company, and at the Company's direction, continue to fulfill any and all obligations and commitments, and enforce any and all rights, of HyperFeed in connection with any asset, claim or right that constitutes a HyperFeed Asset but for which any required consent has not been obtained, and that the Company shall be entitled to all of the economic claims, rights and benefits under such asset, claim or right and

HyperFeed shall pay or cause to be paid to the Company all such economic benefits as promptly as practicable following receipt by HyperFeed or any of its subsidiaries; provided that the Company shall be responsible for the Assumed HyperFeed Liabilities, if any, arising under such asset, claim or right, to the extent that the Company has received the economic benefit of such asset, claim or right, and further provided that the Company shall reimburse HyperFeed for its costs to fulfill any such obligations, commitments or enforcement of rights.

                                   ARTICLE II

                                   THE CLOSING

         SECTION 2.01. THE CLOSING. The closing of the Contributions (the "Closing") is taking place at the offices of Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Chicago, Illinois 60606, on the date hereof.

         SECTION 2.02.  TRANSACTIONS TO BE EFFECTED AT THE CLOSING.  At the
Closing:

                  (a) HyperFeed is delivering (i) appropriately executed copies of this Agreement and each Ancillary Agreement to which it is specified to be a party, (ii) such appropriately executed bills of sale, assignments and other instruments of transfer relating to HyperFeed Assets in form and substance reasonably satisfactory to HyperFeed and the Company and (iii) such other documents as the Company has reasonably requested to demonstrate compliance with the terms and provisions of this Agreement;

                  (b) the Company is delivering (i) appropriately executed copies of this Agreement and each Ancillary Agreement to which it is specified to be a party, (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed HyperFeed Liabilities in form and substance reasonably satisfactory to HyperFeed and (iii) such other documents as HyperFeed has reasonably requested to demonstrate compliance with the terms and provisions of this Agreement.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HYPERFEED

         HyperFeed hereby represents and warrants to the Company, as of the Effective Date and the date of execution of this Agreement, as follows:

         SECTION 3.01. ORGANIZATION, STANDING AND POWER. HyperFeed is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business and its other businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (i) on the business, assets, condition (financial or otherwise) or results of operations or prospects of HyperFeed and its subsidiaries, taken as a whole, or of the Business, (ii) on the ability of HyperFeed to perform its obligations under this Agreement and the Ancillary Agreements or
(iii) on the ability of HyperFeed to consummate the Contribution Transaction and the other transactions contemplated hereby and thereby (a "HyperFeed Material Adverse Effect"). HyperFeed is duly qualified to do business as a foreign corporation in each jurisdiction where the character of HyperFeed
Assets held by it or the nature of the Business make such qualification necessary for it to conduct the Business as currently conducted by it or the failure to so qualify has had or could reasonably be expected to have a HyperFeed Material Adverse Effect. HyperFeed has delivered to the Company true and complete copies of the certificate of incorporation and by-laws of HyperFeed, as amended through the date of this Agreement.

         SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. HyperFeed has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party. HyperFeed has full power and authority to consummate the Contribution Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by HyperFeed of this Agreement and the Ancillary Agreements to which it is a party and the consummation by HyperFeed of the Contribution Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. HyperFeed has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party, and this Agreement, and each Ancillary Agreement to which it is a party, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or equitable principles relating to or limiting creditors' rights generally.

         SECTION 3.03. NO CONFLICTS; CONSENTS. The execution and delivery by HyperFeed of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contribution Transaction and the other transactions contemplated hereby and thereby and compliance by HyperFeed with the terms hereof and thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of HyperFeed under, any provision of (i) the certificate of incorporation or by-laws of HyperFeed, (ii) any Contract to which HyperFeed or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to HyperFeed or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a HyperFeed Material Adverse Effect. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to HyperFeed in connection with (A) the execution, delivery and performance of this

Agreement or any Ancillary Agreement or the consummation of the Contribution Transaction or the other transactions contemplated hereby and thereby or (B) the conduct by the Company of the Business following the Closing as conducted on the date of execution this Agreement.

         SECTION 3.04.  FINANCIAL STATEMENTS.

                  (a) Schedule 3.04 sets forth for the Business (i) a Statement of Assets as of December 31, 1998 (the "Year End Balance Sheet"), (ii) a Statement of Assets as of March 31, 1999 (the "First Quarter Balance Sheet"),
(iii) an Income Statement for the twelve months ended December 31, 1998 (the "Full Year Income Statement"), and (iv) an Income Statement for the three months ended March 31, 1999 (the "First Quarter Income Statement"). The Year End Balance Sheet and the Full Year Income Statement were derived from the audited financial statements of HyperFeed for the year ended December 31, 1998, as audited and opined upon by KPMG LLP in their report dated March 12, 1999. The term "Financial Statements" shall mean the Year End Balance Sheet, the First Quarter Balance Sheet, the Full Year Income Statement and the First Quarter Income Statement. The Financial Statements have been prepared from the books and records of HyperFeed relating to the Business and fairly present the financial condition and results of operations of the Business as of the respective dates and for the respective periods indicated.

                  (b) The Business does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except for items set forth in Schedule 3.04.

         SECTION 3.05. HYPERFEED ASSETS. HyperFeed has good and valid title to all HyperFeed Assets free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens"), except
(i) such as are set forth in Schedule 3.05 (all of which shall be discharged prior to the Closing), (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (ii) and (iii) above are referred to collectively as "Permitted Liens").

         SECTION 3.06.  INTELLECTUAL PROPERTY.

                  (a) Schedule 3.06 sets forth a true and complete list of all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, trade secrets, business names, brand names, domain names, copyrights, copyright registrations and renewals, designs, design registrations, software (together with all related source code(s) and applicable documentation) and all owned, used, filed by or licensed to HyperFeed and used, held for use or intended to be used in the operation or conduct of the Business (collectively, the "Intellectual Property"), other than unregistered designs and copyrights that, individually and in the aggregate, are not material to the conduct of the Business as presently conducted. With respect to all Intellectual Property constituting HyperFeed Assets (the "Contributed Intellectual Property") that is registered or subject to an application for registration, Schedule 3.06 sets forth a list of all jurisdictions in which such Contributed Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in
Schedule 3.06 (i) all the Contributed Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary or appropriate for the conduct of the business as presently conducted, (ii) HyperFeed is the sole and exclusive owner of and has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Contributed Intellectual Property and the consummation of the Contribution Transaction and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and (iii) during the past three years, HyperFeed has not received any written or oral communication from any person asserting any ownership interest in any Contributed Intellectual Property.

                  (b) HyperFeed has not granted any license of any kind relating to any trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, subscriber lists and marketing know-how of HyperFeed constituting HyperFeed Assets (the "Technology"), or to any Contributed Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to end-users in the ordinary course of business. HyperFeed is not bound by or a party to any option, license or agreement of any kind relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the Business, except as set forth in Schedule 3.06 and except for so-called "shrink-wrap" license agreements relating to computer software licensed in the ordinary course of the Business. The conduct of the Business as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Schedule 3.06, (i) no claims are pending or, to the knowledge of HyperFeed, threatened, as of the Effective Date or the date of execution of this Agreement against HyperFeed by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Intellectual Property and (ii) during the past three years HyperFeed and its affiliates have not received any written or oral communication alleging that HyperFeed or any of its affiliates has in the conduct of the Business violated any rights relating to Intellectual Property of any person.

                  (c) All material Technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All former and current members of management and key personnel of HyperFeed or any of its affiliates, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Technology (collectively, "Personnel") either (i) have been party to a "work-for-hire" arrangement or agreement with HyperFeed, in accordance with all Applicable

Laws, that has accorded HyperFeed full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of HyperFeed as assignee that have conveyed to HyperFeed full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against HyperFeed in connection with such person's involvement in the conception and development of any Technology and no such claim has been asserted or is threatened. None of the current officers and employees of HyperFeed has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by HyperFeed in the furtherance of the Business, which patents or applications have not been assigned to HyperFeed, with such assignment duly recorded in the United States Patent and Trademark Office.

         SECTION 3.07.  CONTRACTS.

                  (a) Except as set forth in Schedule 3.07 and Exhibit B to
Schedule 1.01(a), and except for Contracts relating solely to assets that do not constitute HyperFeed Assets, HyperFeed is not a party to or bound by any Contract that is used, held for use or intended for use in, or that arises out of, the operation or conduct of the Business and that is:

                           (i)    an employment agreement or employment
         Contract;

                           (ii) a collective bargaining agreement or other Contract with any labor organization, union nor association;

                           (iii) a covenant not to compete or other covenant of HyperFeed restricting the development, manufacture, marketing or distribution of the products and services of the Business;

                           (iv) a Contract with (A) any shareholder or affiliate of HyperFeed or (B) any current or former officer, director or employee of HyperFeed or any of its affiliates;

                           (v) a lease, sublease or similar Contract with any person under which (A) HyperFeed is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) HyperFeed is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by HyperFeed, in any such case has an aggregate future liability or receivable, as the case may be, in excess of $5,000;

                           (vi) (A) a continuing Contract for the future purchase of materials, supplies or equipment, (B) a management, service, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $5,000;

                           (vii) a material license, option or other Contract relating in whole or in part to the Contributed Intellectual Property (including any license or other Contract under which HyperFeed is licensee or licensor of any Contributed Intellectual Property) or to any Technology;

                           (viii) (A) a Contract under which HyperFeed has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or (B) any other note, bond, debenture or other evidence of indebtedness issued to any person;

                           (ix)    a Contract (including any so-called
         take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of HyperFeed or (B) or HyperFeed has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                           (x) a Contract under which HyperFeed has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than extensions of trade credit in the ordinary course of the Business);

                           (xi) a Contract granting a Lien upon any HyperFeed Asset;

                           (xii) a Contract providing for indemnification of any person with respect to material liabilities relating to any current or former business of HyperFeed or any predecessor person;

                           (xiii) a Contract not made in the ordinary course of the Business;

                           (xiv)   a confidentiality agreement;

                           (xv) a Contract for the sale of any HyperFeed Asset or the grant of any preferential rights to purchase any HyperFeed Asset or requiring the consent of any party to the transfer thereof;

                           (xvi)   a Contract for any joint venture, partnership
or similar arrangement;

                           (xvii) other Contract that has an aggregate future liability to any person in excess of $5,000 and is not terminable by HyperFeed by notice of not more than 60 days for a cost of less than $5,000; or

                           (xviii) a Contract other than as set forth above to which HyperFeed is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of HyperFeed Assets.

                  (b) Except as set forth in Schedule 3.07, all HyperFeed Contracts are valid, binding and in full force and effect and are enforceable by HyperFeed in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or equitable principles relating to or limiting creditors' rights generally. Except as set forth in
Schedule 3.07, HyperFeed has performed all material obligations required to be performed by them to date under HyperFeed Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of HyperFeed, no other party to any HyperFeed Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. HyperFeed has not, except as disclosed in the applicable Schedule, received any notice of the intention of any party to terminate any HyperFeed Contract. Complete and correct copies of all Contracts listed in the Schedules, together with all modifications and amendments thereto, have been delivered to HyperFeed and the Company.

                  (c) Except as set forth in Schedule 3.07 HyperFeed has obtained the written Consent of the other party or parties to any HyperFeed Contract where consent is required by virtue of the execution and delivery of this Agreement or the consummation of the Contribution Transaction to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

         SECTION 3.08. PERSONAL PROPERTY. Each material item of tangible personal property and interests therein, including all machinery, equipment, furniture and vehicles, of HyperFeed that constitute HyperFeed Assets (the "Personal Property") is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Business, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All leased personal property of the Business is in all respects in the condition required of such property by the terms of the lease applicable thereto.

         SECTION 3.09.  PERMITS.

                  (a) HyperFeed has obtained all material certificates, licenses, permits, authorizations and approvals of Governmental Entities ("Permits") that are necessary or desirable for the conduct of the Business. All such Permits are validly held by HyperFeed, and HyperFeed has complied in all material respects with all terms and conditions thereof. During the past three years, HyperFeed has not received notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had or could reasonably be expected to have a HyperFeed Material Adverse Effect. None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Contribution Transaction.

                  (b) HyperFeed possesses all material Permits to own or hold under lease and operate HyperFeed Assets and to conduct the Business as currently conducted.

         SECTION 3.10. INSURANCE. HyperFeed maintains policies of fire and casualty, liability and other forms of insurance with respect to the Business in such amounts, with such deductibles and against such risks and losses as are, in HyperFeed's judgment, reasonable for the Business. The material insurance policies maintained by HyperFeed with respect to the Business are listed in
Schedule 3.10. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of HyperFeed, the Business has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         SECTION 3.11. SUFFICIENCY OF HYPERFEED ASSETS. The HyperFeed Assets, together with the services and licenses to be provided by HyperFeed under the Services Agreement, the Maintenance Agreement, and the DataFeed License Agreement are sufficient for the conduct of the Business immediately following the Closing in the same manner as currently conducted. There are not any assets used, held for use or intended to be used in the operation or conduct of the Business that do not constitute HyperFeed Assets or which are not to be made available to the Company pursuant to the Services Agreement.

         SECTION 3.12.  TAXES.

                  (a)      For purposes of this Agreement:

                           "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability for the payment of any amount of the type described in clause
         (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Effective Date and (iii) any liability of any person with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such person to indemnify any other person.

                           "Code" means the Internal Revenue Code of 1986, as
amended.

                  (b) Except as set forth in Schedule 3.12, (i) HyperFeed, and any affiliated group, within the meaning of Section 1504 of the Code, of which HyperFeed is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no material Tax Liens have been filed and no material claims are being asserted in writing with respect to any Taxes.

                  (c) Except as set forth in Schedule 3.12, (i) neither HyperFeed nor any of its affiliates has made with respect to HyperFeed, or the assets of the Business, any consent under Section 341 of the Code, (ii) the HyperFeed Assets are not "tax exempt use property" within the meaning of Section 168(h) of the Code, and (iii) None of the HyperFeed Assets are leases made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

                  (d) HyperFeed is not a "foreign person" within the meaning of
Section 1445 of the Code.

         SECTION 3.13. PROCEEDINGS. Schedule 3.13 sets forth a list of all pending Proceedings or claims with respect to which HyperFeed has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of the Business or against or affecting any HyperFeed Asset and that (a) relate to or involve more than $5,000, (b) seek any material injunctive relief or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth in Schedule 3.13, none of the Proceedings or claims listed in Schedule 3.13 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a HyperFeed Material Adverse Effect. Except as set forth in Schedule 3.13, to the knowledge of HyperFeed, there are no unasserted claims of the type that would be required to be disclosed in Schedule
3.13 if counsel for the claimant had contacted HyperFeed that if asserted would have at least a reasonable possibility of an adverse determination. Except as set forth in Schedule 3.13, HyperFeed is not a party or subject to or in default under any material Judgment applicable to the conduct of the Business or any HyperFeed Asset or Assumed HyperFeed Liability. Except as set forth in Schedule 3.13, there is not any Proceeding or claim by HyperFeed pending, or which HyperFeed intends to initiate, against any other Person arising out of the conduct of the Business. Except as set forth in Schedule 3.13, to the knowledge of HyperFeed, there is no pending or threatened investigation of or affecting the conduct of the Business or any HyperFeed Asset or Assumed HyperFeed Liability.

         SECTION 3.14.  BENEFIT PLANS.

                  (a) Schedule 3.14 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by HyperFeed for the benefit of any officers or employees of the Business ("HyperFeed Pension Plans") and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by HyperFeed for the benefit of any officers or employees of the Business (all the foregoing, including HyperFeed Pension Plans, being herein called "HyperFeed Benefit Plans"). HyperFeed has made available to the Company true, complete and correct copies of (i) each HyperFeed Benefit Plan (or, in the case of any unwritten HyperFeed Benefit Plans, descriptions thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each HyperFeed Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each HyperFeed Benefit Plan for which such a summary plan description is required and (iv) each trust agreement, group annuity contract or other funding and financing arrangement relating to any HyperFeed Benefit Plan.

                  (b) Each HyperFeed Benefit Plan has been administered in all material respects in accordance with its terms. HyperFeed and all HyperFeed Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Applicable Laws and all applicable collective bargaining agreements. Except as set forth in Schedule 3.14, all material reports, returns and similar documents with respect to HyperFeed Benefit Plans required to be filed with any Governmental Entity or distributed to any HyperFeed Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 3.14, there are no Proceedings pending or, to the knowledge of HyperFeed, threatened against or involving any HyperFeed Benefit Plan and there are no investigations by any Governmental Entity or other claims (except routine claims for benefits payable in the normal operation of HyperFeed Benefit Plans) pending or, to the knowledge of HyperFeed, threatened against or involving any HyperFeed Benefit Plan or asserting any rights to benefits under any HyperFeed Benefit Plan.

                  (c) Except as set forth in Schedule 3.14, no employee or former employee of the Business will become entitled to any bonus, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

         SECTION 3.15. ABSENCE OF CHANGES OR EVENTS. Except as set forth in
Schedule 3.15, since the date of the First Quarter Balance Sheet, there has not been any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Business, taken as a whole. Except as set forth in Schedule 3.15, since the date of the First Quarter Balance Sheet, HyperFeed has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals.

         SECTION 3.16. COMPLIANCE WITH APPLICABLE LAWS. The Business is in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety. HyperFeed has not received any written or oral communication during the past three years from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any Applicable Laws. HyperFeed has not received any written notice that any investigation or review by any Governmental Entity with respect to any HyperFeed Asset or the Business is pending or that any such investigation or review is contemplated. This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

         SECTION 3.17. TRANSACTIONS WITH AFFILIATES. None of the Contracts set forth in Schedule 3.07 between the Business, on the one hand, and HyperFeed or any of its affiliates, on the other hand, will continue in effect subsequent to the Closing.

         SECTION 3.18. EFFECT OF TRANSACTION. Except as set forth in Schedule 3.18, no creditor, employee, client, customer or other person having a material business relationship with the Business has informed HyperFeed that such person intends to change such relationship because of the contribution of the Business or the consummation of any other transaction contemplated hereby.

         SECTION 3.19. YEAR 2000 COMPLIANCE. All computer systems and software being contributed or licensed hereunder are and will be accurately able to: (i) process any date rollover, (ii) process calculations or computations regardless of the dates used in such calculations whether before, on or after January 1, 2000, (iii) accept and respond to two digit year date input in a manner that resolves any ambiguities as to the century to which such two digit year date input relates in an appropriate manner and (iv) store and display date data in a manner that is unambiguous as to the century to which such two digit year date input relates. None of the above-referenced systems, software or products will malfunction, cease to function, generate incorrect data or provide incorrect results when providing and/or receiving data in connection with any valid date, whether occurring before, on or after January 1, 2000.

         SECTION 3.20. DISCLOSURE. No representation or warranty of HyperFeed contained in this Agreement or in any Ancillary Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of HyperFeed to the Company or any of their representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

                                 ARTICLE IV

                                 COVENANTS

         SECTION 4.01. REASONABLE BEST EFFORTS. Each party shall, and shall cause its affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the Contributions to be completed.

         SECTION 4.02.  EXPENSES; TRANSFER TAXES.

                  (a) Except as set forth in Section 4.02(b) below and in
Section 4.03 and 6.03, all costs and expenses incurred in connection with this Agreement and the Ancillary

Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

                  (b) Each party shall be responsible for and shall pay, as and when incurred, all Transfer Taxes, documentary Taxes and filing or recording fees and applicable to the Contributions that such party incurs. Each party shall use reasonable effort to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

         SECTION 4.03.  POST-CLOSING COOPERATION.

                  (a) HyperFeed and the Company shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Business from HyperFeed to the Company and to minimize any disruption to the Business that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, HyperFeed and the Company shall furnish or cause to be furnished to each other and to their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

                  (b) After the Closing, upon reasonable written notice, HyperFeed and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to HyperFeed Assets (including, access to books and records) and the Contributions, to the extent within the control of such party, as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. HyperFeed and the Company shall cooperate with each other party in the conduct of any audit or other proceeding relating to Taxes involving the Business.

                  (c) Each party shall reimburse the others for reasonable out-of-pocket costs and expenses incurred in assisting such party pursuant to this Section 4.03. No party shall be required by this Section 4.03 to take any action which would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

         SECTION 4.04. FURTHER ASSURANCES. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 4.01), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, in the case of HyperFeed, executing and delivering to the Company such assignments, deeds, bills of sale, consents and other instruments as the Company or its counsel may reasonably request as necessary or desirable for such purpose.

         SECTION 4.05. QUOTESOCKET COMPATIBILITY. The Company agrees and covenants that until such time as the DataFeed License Agreement is terminated by the Company pursuant to Section 8B thereof, the Company shall take reasonable steps to insure that Orbit (as defined in Schedule 1.02 to this Agreement) shall remain solely compatible with QuoteSockets (as defined in Schedule 1.02 to this Agreement) such that at all times Orbit will only be able to receive Data Feed (as defined below) from HyperFeed and from no other source. As used in this
Section 4.05 Data Feed shall mean any market datafeed provided via the internet, satellite or land line containing market data information obtained, selected and consolidated under the authority of various agencies and other information providers.

         SECTION 4.06. NON-DISCLOSURE OF CUSTOMER LISTS. HyperFeed agrees and covenants that it shall not disclose, sell, lease or rent the customer lists of HyperFeed relating to the Business which are being contributed to the Company hereunder to any third party without the prior written consent of the Company.


                                ARTICLE V

                             INDEMNIFICATION

         SECTION 5.01. INDEMNIFICATION BY HYPERFEED. HyperFeed shall indemnify the Company and each of its affiliates and each of its officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

                  (i) any breach of any representation or warranty of HyperFeed that survives the Closing and is contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith;

                  (ii) any breach of any covenant of HyperFeed contained in this Agreement or in any Ancillary Agreement;

                  (iii) any Excluded HyperFeed Liability;

                  (iv) the disclosure by any current, former or future personnel of HyperFeed of any proprietary information of the Company and its affiliates; and

                  (v) any fees, expenses or other payments incurred or owed by HyperFeed to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

         SECTION 5.02. INDEMNIFICATION BY THE COMPANY. The Company shall indemnify the HyperFeed and each of its respective affiliates and each of its officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

                  (i) any breach of any representation or warranty of the Company that survives the Closing and is contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith;

                  (ii) any breach of any covenant of the Company contained in this Agreement or in any Ancillary Agreement;

                  (iii) any Assumed HyperFeed Liability; and

                  (iv) the disclosure by any current, former or future personnel of the Company of any proprietary information of HyperFeed and its affiliates.

         SECTION 5.03. CALCULATION OF LOSSES. The amount of any Loss for which indemnification is provided under this Article V shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

         SECTION 5.04. TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 5.01(i) or 5.02(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 5.06 and (ii) pursuant to the other clauses of
Section 5.01 or 5.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 5.05 to the party to be providing the indemnification.

         SECTION 5.05.  PROCEDURES.

                  (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim and not also addressed to the indemnifying party.

                  (b) If a Third Party Claim is made against an indemnified party, the indemnified party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

                  (c) OTHER CLAIMS. In the event any indemnified party should have a claim against any indemnifying party under Section 5.01 or 5.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 5.01 or 5.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 15 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 5.01 or 5.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 5.01 or 5.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         SECTION 5.06. SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations and warranties contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith shall survive the Closing solely for purposes of Article V and shall terminate at the close of business five years following the Effective Date. The covenants of the Company and of HyperFeed contained in Sections 4.05 and 4.06 of this Agreement shall be perpetual in nature and shall indefinitely survive the Closing, subject to the earlier termination of Section 4.05 in accordance with its terms.

                               ARTICLE VI

                            GENERAL PROVISIONS

         SECTION 6.01. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party hereto; provided, however, that HyperFeed may assign this Agreement and its rights and obligations hereunder to any entity controlling, controlled by or under common control with, HyperFeed, or to any entity that acquires HyperFeed by purchase of stock or by merger or otherwise, or by acquiring all or substantially all of HyperFeed's assets, provided that any such assignee succeeds to all of the rights and is subject to all of the obligations of HyperFeed under this Agreement. Any attempted assignment in violation of this Section 6.01 shall be null and void ab initio.

         SECTION 6.02. NO THIRD-PARTY BENEFICIARIES. Except as provided in
Article V, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         SECTION 6.03. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless each other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

         SECTION 6.04. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (i)      if to the Company,

                           PCQuote.com, Inc.
                           300 South Wacker Drive, Suite 300
                           Chicago, Illinois  60606
                           Attention:  Andrew Peterson

                  (ii)     if to HyperFeed,

                           HyperFeed Technologies, Inc.
                           300 South Wacker Drive, Suite 300
                           Chicago, Illinois  60606
                           Attention:  John Juska

         SECTION 6.05. INTERPRETATION; EXHIBITS AND SCHEDULES; CERTAIN DEFINITIONS.

                  (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                  (b)      For all purposes hereof:

                           "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                           "including" means including, without limitation.

                           "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                           "subsidiary" of any person means another person, in which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         SECTION 6.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

         SECTION 6.07. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

         SECTION 6.08. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

         SECTION 6.09. AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 6.10. CONSENT TO JURISDICTION. Each of HyperFeed and the Company irrevocably submits to the exclusive jurisdiction of (a) the Superior Court of the State of Illinois, Cook County, and (b) the United States District Court for the Northern District of Illinois, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of HyperFeed and the Company agrees to commence any such action, suit or proceeding either in the United States District Court for the Northern District of Illinois or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of Illinois, Cook County. Each of HyperFeed and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 7.10. Each of HyperFeed and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in
(i) the Superior Court of the State of Illinois, Cook County, or (ii) the United States District Court for the Northern District of Illinois, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 6.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         IN WITNESS WHEREOF, HyperFeed and the Company have duly executed this Agreement as of the date first written above.

                                          HYPERFEED TECHNOLOGIES, INC.,
                                          a Delaware corporation


                                          By: /s/ John E. Juska
                                             ------------------------------
                                              John E. Juska
                                              Senior Vice President


                                          PCQUOTE.COM, INC. ,
                                          a Delaware corporation


                                          By: /s/ Timothy K. Krauskopf
                                             ------------------------------
                                              Timothy K. Krauskopf
                                              President

                                                              SCHEDULE 1.01(a)

                          HYPERFEED CONTRIBUTED ASSETS

The HyperFeed Contributed Assets shall mean all of the Assets as set forth on the First Quarter Balance Sheet as of March 31, 1999, including without limitation the following:

         (A) EQUIPMENT. All of the furniture, office equipment, computer equipment, machinery, equipment, and other items of personal property owned and used by HyperFeed in connection with the Business;

         (B) RECORDS. Copies of all books, documents and records of, or relating to any material necessary to the operation of the Business (including all financial and business records, customer lists and files, supplier records, insurance policies and any claims or credits thereunder and copies of all personnel records and payroll records for the current and last two calendar years for all employees who will become employees of the Company as of the Closing);

         (C) ACCOUNTS RECEIVABLE. All accounts receivable, notes receivable (and any security therefor) and all other receivables of any kind related to the Business;

         (D) GOODWILL. All goodwill of the Business;

         (E) CUSTOMER LISTS. All customer lists of HyperFeed relating to the Business;

         (F) INTELLECTUAL PROPERTY. All Intellectual Property (including, without limitation, the copyrights and rights of copyright) and technology relating to the Business and listed on Exhibit A attached hereto; and

         (G) CONTRACTS. All rights and privileges arising from the contracts and agreements relating to the Business and specifically listed on Exhibit B attached hereto.

                         EXHIBIT A TO SCHEDULE 1.01(a)

HYPERTOOLS:
HyperTools, including object code, source code, application documentation and source code documentation, as described in the documentation. HyperTools includes any one of a variety of programming interfaces which "talks" or interfaces with a HyperFeed 2000 Quote Server. HyperTools assist developers in writing programs that "pull" out only the unique data desired from the entire HyperFeed 2000 data stream. HyperTools include the following:

         HYPERSCRIPT LIMITED:
         A Do-it-Yourself toolkit, which provides developers with everything needed to quickly and easily integrate the HyperFeed 2000 datafeed into web sites, Intranets and Internet-based financial applications. HyperScript Limited allows a user to cap the number of symbols a web site visitors or application users can access. HyperScript Limited allows a user to pre-select up to 30 ticker symbols.

         HYPERSCRIPT UNLIMITED:
         A Do-it-Yourself toolkit, HyperScript Unlimited which provides developers with everything needed to quickly and easily integrate the HyperFeed 2000 datafeed into web sites, Intranets and Internet-based financial applications. HyperScript Unlimited allows developers to provide their web site visitors or application users with unlimited access to all of HyperFeed 2000's price and fundamental data. HyperScript Unlimited provides application portability and, end-users can submit queries as many times as they wish.

MARKETSMART:
MarketSmart service including all applicable object code, source code, application documentation and source code documentation, as described in the documentation. MarketSmart Real-Time is HyperFeed's PC Quote branded real-time Web Presence. Located within www.pcquote.com, the site functions as a real-time quote source for Web based clients. The site also includes partnerships with various content providers who supply research and analysis to PC Quote's end user. MarketSmart delivers real-time HyperFeed quote data to the end user. MarketSmart allows users to organize this data in a variety of fashions that suit their investment needs. The user can conduct research on their investments through a variety of third party applications and content.

WEB TEMPLATES:
Web site developments products known as Web Templates, including all applicable object code, source code, application documentation and source code documentation, as described in the documentation. Web Templates are used to enhance the content of customer web sites, and are co-branded. Web Templates allow customers to quickly add financially-enriched web pages that are formatted to compliment the customer's web site, without having to buy expensive servers and development resources.

PAY PER QUOTE:

The Pay Per Quote server based application product including all applicable object code, source code, application documentation and source code documentation, as described in the documentation.

DOMAIN NAME AND WEBSITE:
The Internet Universal Resource Locator and domain name, including all sub-domain names, known and identified as:

         http://www.pcquote.com

Including all html, java, scripts and other languages used to create the pcquote.com web site, including all applicable object code, source code, application documentation and source code documentation, as described in the documentation.

                         EXHIBIT B TO SCHEDULE 1.01(a)

DoubleClick Network Affiliate Agreement by and between PC Quote, Inc. and DoubleClick, Inc. dated April 19, 1999

D.A.R.T. Service Agreement by and between PC Quote, Inc. and DoubleClick, Inc. dated September 30, 1998

Internet Information Access Agreement by and between PC Quote, Inc. and @Plan, Inc. dated April 30, 1998

Representative Agreement by and between PC Quote, Inc. and Fairclough & Associates dated August 20, 1998

Mutual License Agreement for Limited Redistribution by and between PC Quote, Inc. and VectorVest, Inc. dated June 1, 1998

Web Site Content Agreement by and between PC Quote, Inc. and IQC Corporation dated February 1, 1999, as amended by Amendment 1 dated March 2, 1999

Web Site Content Agreement by and between PC Quote, Inc. and and IQ Net dated April 23, 1997

DataFeed License Agreement by and between PC Quote, Inc. and Zacks Investment Research dated September 3, 1998

Internet Distribution License by and between PC Quote, Inc. and Market Guide, Inc dated February 4, 1998 and any related arrangements or understandings

The Market Guide Database Distribution Agreement by and between PC Quote, Inc. and Market Guide, Inc. dated June 1, 1994

Internet Co-Branding Agreement by and between PC Quote, Inc. and IPO.COM Inc. dated December 29, 1998

Master Agreement for InterNetworking Service by and between PC Quote, Inc. and GTE Internetworking Incorporated dated August 31, 1998, as amended by letter agreement

Data Acquisition and Distribution Agreement by and between PC Quote, Inc. and Strategic Weather Services dated September 16, 1998

Data Acquisition and Distribution Agreement by and between PC Quote, Inc. and Hartfield Management, Inc. dated October 7, 1998

Dow Jones Financial News Services Composite Feed Master Distribution Agreement by and between PC Quote, Inc. and Dow Jones & Company dated August 23, 1994, as amended by letter agreement dated August 8, 1996, as further amended by letter agreement dated July 15, 1998

Content Distribution Agreement by and between PC Quote, Inc. and Dow Jones & Company dated January 9, 1998

Multex Investor Network Affiliate Operating agreement by and between PC Quote, Inc. and Multex.com, Inc. dated December 22, 1999

Web Site Data License Agreement by and between PC Quote, Inc. and Pfizer, Inc. dated November 20, 1997

All of the existing Web Template, Co-Branding and HyperScript customer contracts to which HyperFeed is a party

All of the existing PCQuote 6.0 on the Internet End-User Agreements

All of the existing advertising contracts to which HyperFeed is a party

All of the existing Omega SDK contracts to which HyperFeed is a party

                                                               SCHEDULE 1.01(b)

                            HYPERFEED LICENSED ASSETS


The HyperFeed Licensed Assets shall mean all of the Intellectual Property related to the following:

ORBIT:
Orbit, including object code, source code, application documentation and source code documentation as described in the documentation. Orbit is a software product comprised of a set of modular, front-end, financial market software applications, created by HyperFeed used as a real-time market tool for the online investor. These applications are tailored specifically for use with HyperFeed, and utilize the Quote Socket application programming interface ("API"). Orbit is written in C++ utilizing Microsoft Foundation Classes, each application is self contained, and loosely coupled to the other applications through propriety API's.

QUOTESOCKETS:
QuoteSockets object code and documentation, as described in the documentation. QuoteSockets is the marketing name given to the propriety middle-ware layer that provides connectivity from the user applications to HyperFeed data stored on a quote server. Connectivity between client and server is achieved using the TCP/IP protocol. Each Client workstation communicates to the server what data it requires by subscribing to the Quote Server. The server maintains a per client interest list and publishes data to the client as required. Quote Sockets was written in C++ utilizing Microsoft Foundation Classes.

HYPERFEED SOFTWARE DEVELOPMENT KIT FOR QUOTESOCKETS:
QuoteSockets Software Development Kit ("SDK"), including documentation, as described in the documentation. QuoteSockets SDK is a software tool which enables a programmer to develop applications for a specific platform and integrate HyperFeed 2000's market data. The SDK includes one or more programming interfaces and programming tools (including API and Active X Controls), documentation, sample code, access to technical support, and a 3-month subscription to the delayed HyperFeed 2000 datafeed over the Internet.

HYPERSERVER:
Configuration specifications and documentation for HyperServer, as described in the documentation. HyperServer is a server specially configured according to HyperFeed specifications to receive HyperFeed 2000 market data directly from the HyperFeed 2000 ticker plant via satellite or landline. HyperServer configured servers can be integrated into a LAN, Ethernet, or Internet Service Provider to disseminate data onto multiple desktops. End-users are able to view and manipulate robust market data through any program or web application written specifically to read and display the HyperFeed 2000 data.

                                                                     EXHIBIT A

                           FORM OF MAINTENANCE AGREEMENT

                                                                     EXHIBIT B

                         FORM OF DATAFEED LICENSE AGREEMENT

                                                                     EXHIBIT C

                             FORM OF SERVICES AGREEMENT

                                                                     EXHIBIT D

                          FORM OF NON-COMPETITION AGREEMENT

                                                                     EXHIBIT E

                        FORM OF REGISTRATION RIGHTS AGREEMENT

                                                                     EXHIBIT F

                 FORM OF TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

                                                                     EXHIBIT G


                                FORM OF SUBLEASE



                                      36